PRICING SUPPLEMENT NUMBER 3                                    Filed Under Rule
(To Prospectus dated November 28, 1995)                    424(b)(2) and 424(c)
CUSIP 71345L DR 6                                             File No. 33-64243



                                  $35,000,000

                                 PEPSICO, INC.


                 Callable Debt Securities Due February 23, 2011
         Interest Payable on August 23, 2001 and semiannually thereafter
                             -----------------------


Underwriter:                                Smith Barney Inc.

Initial Offering Price:                     73.512%

Underwriter's Discount:                     0.00%

Currency:                                   U. S. Dollars

Date of Issue:                              February 23, 1996

Issuance form:                              Book entry

Scheduled Maturity Date:                    February 23, 2011

Interest Rate:
                                 February 23, 1996- February 22, 2001  0.000%
                                 February 23, 2001- February 22, 2011  7.000%

Day count basis:                            30/360

Interest Accrual Date: February 23, 2001, or the most recent date for which interest has been paid or provided for, as the case may be. Interest
                                            will  accrue   from  each   Interest
                                            Accrual  Date to but  excluding  the
                                            next  succeeding   Interest  Payment
                                            Date.

Interest Payment Dates:                     Semiannually on the 23rd of February
                                            and August,  commencing  August 23,
                                            2001 and ending on the Scheduled
                                            Maturity Date or an earlier Optional
                                            Redemption Date.

Principal Payment Dates:                    Scheduled Maturity Date, or an
                                            earlier Optional Redemption Date.

Business Days:                              New York

Calculation Agent:                          PepsiCo, Inc.

Optional Redemption Dates:                  The  Callable  Debt  Securities Due
                                            February  23,  2011  (the  "Notes")
                                            may redeemed,  in whole but not in
                                            part,  at the  option of  PepsiCo,
                                            at 100% of the principal  amount
                                            thereof,  plus  accrued  interest,
                                            if any to the date of such
                                            redemption,  on February 23, 2001,
                                            and  semiannually  thereafter on
                                            each February 23rd and August 23rd,
                                            upon 30 calendar  days'  written
                                            notice by PepsiCo to the
                                            Trustee  under the  Indenture
                                            dated as of  December  14, 1994 for
                                            the benefit of the holders of such
                                            Notes.

Option to elect prepayment:                 None

Sinking fund:                               Not applicable

Settlement Date:                            February 23, 1996

The Notes will be purchased by the Underwriter at 73.512% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the Notes directly to the public initially at the Initial Offering Price of such Debt Securities. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

For U.S. federal income tax purposes, the Notes, will be treated as having been issued with original issue discount. Investors should consult their own tax advisors with respect to the related tax consequences.

                          ----------------------------

                                Smith Barney Inc.
                          ----------------------------

February 14, 1996